Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Media Contact: Mark Lipparelli

(702) 584-7600

mlipparelli@ballytech.com

BALLY TECHNOLOGIES ANNOUNCES
BUSINESS UPDATE

LAS VEGAS, Nov. 9, 2006 — Bally Technologies, Inc. (NYSE: BYI) announced today the following general business update. On Oct. 31, 2006, the Company filed its amended 2005 Form 10-K and continues to make progress toward the filing of fiscal year 2006 quarterly and annual financial statements. While that effort is underway, the Company is providing the following general business update. The information is preliminary, subject to change and has not been audited.

Fiscal Year 2007

“The past year was a successful retooling year for Bally Technologies,” said Richard Haddrill, CEO of Bally Technologies. “By the end of the fiscal year, our new gaming products were being well received by customers, our systems business was experiencing renewed growth, we were entering new markets and we added key people to the team. I am pleased with the investments we made in fiscal year 2006 that, when combined with our current initiatives, position us very well for 2007 and into the future.”

The Company currently anticipates modest profitability from operations in the first quarter of fiscal year 2007, with improved operating results expected in the latter half of the fiscal year as a result of a number of key business developments:

•                       Compared with fiscal year 2006, a lower level of product line retooling cost, such as depreciation and inventory charges related to legacy products.

•                       Positive customer acceptance of newer game product offerings, both video slots and reel-spinners, on the ALPHA OS™ platform. For example, the Company has increased its gaming device market share within new property openings in several markets among both mechanical reel and video products. Additionally, the Company separately announced today the award to Bally by the Oregon Lottery of 100 percent of a competitive RFP for 2,300 gaming devices. The contract is in the process of being finalized, with anticipated first shipments in June 2007.

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•                       Improvement in gross margins on game sales as introductory pricing offers expire, average selling prices from new products increase and total manufactured costs on newer products, including the new ALPHA Elite™ series of common cabinets, are reduced.

•                       Growth in the Company’s Systems business related to new product offerings such as iVIEW™ and Bally Power Bonusing™ as product quality and functionality improvements continue.

•                       The success of new participation and daily fee units. For example, Hot Shot Progressive™, introduced in the second half of fiscal year 2006, has become the Company’s most successful participation title ever. There are now approximately 1,100 Hot Shot machines deployed on a daily fee or participation basis. Additionally, the Company has 900 participation and daily fee units on order and awaiting deployment.

•                       The opening of the Yonkers Raceway in suburban New York City as a gaming venue where the Company has approximately 1,200 participation units deployed. With 50 percent market share, the Company expects to place another 1,600 units during the balance of the fiscal year ending June 30, 2007.

•                       Continued expansion of participation gaming devices in Mexico. There are 2,500 Bally units currently deployed, with another 1,000 units on order slated for installation during the second and third quarter of fiscal year 2007.

•                       An overall strengthening in the market for gaming devices compared with fiscal year 2006, with the rebuilding of the Gulf Coast region and market expansion potential in Pennsylvania, Florida, Oklahoma and Macau.

Fiscal Year 2006

The Company anticipates reporting a net loss per diluted share of between $0.55 and $0.65 for the fiscal year ended June 30, 2006. This estimated net loss includes stock compensation expense of approximately $0.17 per share and also includes charges of approximately $0.43 per share related to inventory obsolescence, increased depreciation on participation games as a result of shortening the estimated useful lives of those assets, accrual for the probable settlement of class action litigation, write-offs of certain other assets, and higher than normal expenses related to accounting and legal matters. In addition, as previously reported, the Company experienced lower gross margins on newer gaming products in fiscal year 2006 as a result of introductory pricing and high initial production costs.

Additional information regarding the fiscal year 2006 financial results is as follows:

•                       Gaming devices sold in fiscal year 2006 are estimated to be 14,250 units, which includes approximately 750 lower margin units sold to OEM partners. The above total excludes 5,500 units sold with minimal margin for the Iowa and Mexico markets. Approximately 8,000 units of the Company’s total 14,250 units are estimated to have been sold in the second half of the fiscal year.

•                       The Company’s installed base of participation and daily fee games deployed in Class III markets is estimated to have been 3,300 units at Dec. 31, 2005, and 3,700 units at June 30, 2006. Similarly, the Company’s estimated installed base of daily fee units in Class II, bingo, lottery and central determination markets was 27,000 units at Dec. 31, 2005, and 31,000 units at June 30, 2006.

•                       Daily fee revenue from the State of Iowa Touch Play video lottery program for fiscal year 2006 is estimated to be $9 million. Operations in Iowa commenced in July 2005 and were discontinued in May 2006.

•                       Revenues generated by the Systems business unit for fiscal year 2006 are estimated to be $110 to $115 million, with approximately 60 to 65 percent of those revenues estimated to have been recognized in the second half of the Company’s fiscal year. Gross margins for Systems for fiscal year 2006 are expected to be 70 to 75 percent.

•                       Selling, general and administrative expenses for fiscal year 2006 are estimated to be $194 to $199 million, including stock compensation expense. Research and development expenses for fiscal year 2006 are estimated to be $40 to $45 million, including stock compensation expense. The Company expects a modest increase in these expenses in fiscal year 2007.

•                       The Company estimates that the fiscal year 2006 accounting and legal fees associated with the investigation and internal review that resulted in the restatement of its 2005, 2004 and 2003 financial statements and work related to certain of its fiscal 2006 financial statement filings to be $5.5 million and is included in selling, general, and administrative expenses. The Company expects such fees to be lower in fiscal year 2007, although not returning to more normal levels until fiscal year 2008.

•                       Based on the success of the Company’s newer products and historical data indicating a shortening of the average deployment time of certain leased gaming equipment, the Company re-evaluated the remaining useful lives and salvage values during the quarter ended Dec. 31, 2005, and reduced the depreciable lives for these products. A significant portion of the units impacted by this re-evaluation will be fully depreciated by the end of the Company’s first fiscal quarter of 2007.

•                       At June 30, 2006, the Company had long-term debt outstanding of $323 million. The interest expense associated with the debt increased in fiscal year 2006 due to increases in the market rate of interest and the Company’s contractual interest rates with its lenders. Total interest expense for fiscal year 2006 was approximately $28 million. The Company did not have any outstanding borrowings under its $75 million revolving line of credit as of June 30, 2006.

•                       Rainbow Hotel Casino’s revenues and operating income for fiscal year 2006 are estimated to be $57 million and $18 million, respectively. Depreciation and amortization related to Rainbow for fiscal year 2006 are estimated to be approximately $3.5 million. The Company recently announced that it has engaged Credit Suisse to evaluate the possible sale of the Rainbow Hotel Casino.

Financial Filings

The Company previously disclosed that it plans to file its Form 10-Q for each of the quarters within fiscal year 2006 and the 2006 Form 10-K, before Dec. 31, 2006.

The Company does not expect to file its Form 10-Q for the period ended Sept.30, 2006, on time and it anticipates the filing of its Form 10-Q for the period ended Dec. 31, 2006, will also be delayed. The Company expects that it will complete these quarterly filings by the end of March 2007, bringing its filings current at that time.

While the Company believes it can achieve this filing schedule, there can be no assurance that the schedule will be met.

With a history dating back to 1932, Las Vegas-based Bally Technologies designs, manufactures, operates and distributes advanced gaming devices, systems and technology solutions worldwide. Bally’s product line includes reel-spinning slot machines, video slots, wide-area progressives and Class II, lottery and central determination games and platforms. As the world’s No. 1 gaming systems company, Bally also offers an array of casino management, slot accounting, bonusing, cashless and table management solutions. The Company also owns and operates Rainbow Casino in Vicksburg, Miss. Additional information on the Company can be found at www.BallyTech.com.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and is subject to the safe harbor created thereby. Such information involves important risks and uncertainties that could significantly affect the results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements.  Future operating results may be adversely affected as a result of a number of risks that are detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update the information in this press release and represents that the information is only valid as of today’s date.

- BALLY TECHNOLOGIES, INC. -